SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------

                       POST EFFECTIVE AMENDMENT NUMBER ONE
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                AXIA GROUP, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)

         Nevada                                         87-0509512
         --------                                     ----------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                    1324 N. Magnolia Ave., El Cajon, CA 92020
                    -----------------------------------------
                    (Address of principal executive offices)

                 The July 2004 Benefit Plan of Axia Group, Inc.
                 ----------------------------------------------
                            (Full title of the plan)


             Jody Regan, 1324 N. Magnolia Ave., El Cajon, CA 92020
             -----------------------------------------------------
           (Name, address, including zip code, of agent for service)

                  Telephone number for Issuer:  (619) 444-1919
                                               -----------------


                                    CALCULATION OF REGISTRATION FEE

Title of Securities to be     Amounts to     Proposed Maximum       Proposed Maximum       Amount of
Registered                    be             Offering Price Per     Aggregate Offering     Registration
                              Registered     Share(1)               Price                  Fee
Common Stock, 0.001 par       34,000,000     $0.0008                $27,200                $6.80
value
===========================   ============   ====================   ====================   ===============

(1) Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant's common stock as of August 18, 2004, a date within five business days prior to the date of filing of this registration statement.

         In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.

                                   Page -1-

                         Post Effective Amendment to the
                 July-2004 Benefit Plan of Axia Group, Inc.

         This Post Effective Amendment No. One is being filed to reflect that the Board of Directors of Axia Group, Inc. (the "Company") has amended The July-2004 Benefit Plan of Axia Group, Inc. as filed by the Company in an S-8 filed on July 23, 2004, file no. 333-117588, which is incorporated herein by reference. This amendment will increase the number of shares to be included in the plan from fifty million (50,000,000) to eighty four million (84,000,000). The amendment to the July-2004 Benefit Plan of Axia Group, Inc. is filed as Exhibit "A" hereto. The additional thirty four million (34,000,000) shares are being registered hereby.


Item 8. Exhibits.

         The exhibits attached to this Registration Statement are listed in the
Exhibit Index, which is found on page 4.


                                  Page -2-

SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on August , 2004.
                                          Axia Group, Inc.


                                          By: /s/ Jody Regan
                                             ----------------------------
                                             Jody Regan, as President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                    Title                   Date
---------                    -----                   ----



/s/ Jody Regan               Director                August 13, 2004
------------------
Jody Regan


                                    Page -3-

INDEX TO EXHIBITS



Page
Exhibits   SEC Ref. No.     Description of Exhibit

A               4            Amendment No. One to July-2004 Stock              5
                             Benefit Plan of the Company
B            5, 23(b)        Opinion and consent of Counsel with respect       6
                             to the legality of the issuance of securities being issued

C             23(a)          Consent of Accountant                             9


                                  Page -4-

Exhibit "A"

                  POST EFFECTIVE AMENDMENT NUMBER ONE TO THE
                   THE JULY 2004 BENEFIT PLAN OF AXIA GROUP, INC.

         Effective this 10th day of August, 2004, Paragraphs 3 and 13 of the July 2004 Benefit Plan of Axia Group, Inc. shall be and hereby are amended to read as follows:

         3. Shares of Stock Subject to this Plan. A total of Eighty Four Million (84,000,000) shares of Stock may be subject to, or issued pursuant to, Benefits granted under this Plan. If any right to acquire Stock granted under this Plan is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (the shares of stock issued less the shares of Stock surrendered) shall count against the total number of shares reserved for issuance under the terms of this Plan.

         13. Expiration and Termination of this Plan. This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in this Plan or the date on which the 84 millionth share is issued hereunder.


     ATTEST:

/s/ Jody R. Regan
-------------------------
Jody R. Regan, President



                                  Page -5-

                                MICHAEL GOLIGHTLY
                                Attorney at Law
                               268 West 400 South
                                   Third Floor
                           Salt Lake City, Utah 84101


August 12, 2004                                Telephone: (801) 575-8073 ext 152
                                               Facsimile: (801) 575-8092

Board of Directors
Axia Group, Inc.
1324 N. Magnolia Ave.
El Cajon, California 92020

Re: Legality and Authorization of Shares Issued Under Form S-8 Registration Statement

Dear Mr. Regan:

         I have acted as special counsel for Axia Group, Inc., a Nevada corporation (the "Company"), in the limited capacity of rendering an opinion regarding the legality and authorization of the shares proposed to be registered under a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission ("the Commission") under the Securities Act of 1933, as amended, ("the Act"). The Company is registering a post effective amendment to its benefit plan entitled "Post Effective Amendment Number One to The July-2004 Benefit Plan of Nexia Holdings, Inc." (the "Benefit Plan") pursuant to which the Company has authorized the issuance of Thirty Four Million (34,000,000) additional shares of the Company's common stock, par value $.001 (the "Shares") to make the plans total Eighty Four Million (84,000,000) total shares.

         In connection with the preparation of this Opinion, I have examined the following:

         1. The Company's Articles of Incorporation and amendments thereto and Bylaws as submitted to me by the Company pursuant to my request for same;

         2. The Registration Statement herein referenced;

         3. The Board of Directors Resolution, dated August 10, 2004, authorizing and approving the Company's Post Effective Amendment Number One to the July-2004 Benefit Plan and the preparation of the Amended Registration Statement;

         4. The Company's Section 10(a) Prospectus for the Registration
Statement;

         5. The Company's Form 10-KSB for the fiscal year ended December 31,
2003;

         6. Such other documents as I have deemed necessary for the purposes of this Opinion.

         Additionally, I have made such investigations of federal law as I have considered necessary and appropriate to form a basis for this opinion. My opinion is qualified by the scope of the

                                  Page -6-
review specified herein and I make no representations as to the sufficiency of my investigation for this opinion. I further expressly exempt from this opinion any representations as to the completeness, adequacy, accuracy or any other aspect of the financial statements incorporated in the Registration Statement and any state registration requirements that may be applicable.

         The documentation and representations provided to me for this opinion by the Company and its duly authorized representatives indicate that the Company is validly organized under the laws of the State of Nevada; the Company is current in its filings with the Commission; the Company's Board of Directors has authorized the Benefit Plan; the Company's Board of Directors has authorized the filing of the Post Effective Amendment to the Registration Statement; and that the Thirty Four Million (34,000,000) shares to be included in the Registration Statement are available for issuance based upon corporate documentation and on the amount of shares actually issued and outstanding. As such, I am of the opinion that the Shares herein referenced have been duly and validly authorized and that subject to compliance with all provision of the Plan, the Shares will be validly issued as fully paid and non-assessable shares of common stock in the Company.

         This opinion is based upon and subject to the qualifications and limitations specified below:

         (A) Certain of the remedial provisions of the July-2004 Benefit Plan may be further limited or rendered unenforceable by other applicable laws and interpretations.

         (B) In rendering the opinion that the shares of the Common Stock to be registered pursuant to the Registration Statement and issued under the Benefit Plan will be validly issued, fully paid and non-assessable, I assumed that: (1) the Company's Board of Directors has exercised good faith in establishing the value paid for the Shares; (2) all issuances and cancellations of the capital stock of the Company will be fully and accurately reflected in the Company's Stock Records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's Board of Directors, to be received in exchange for each issuance of common stock of the Company, has been paid in full and actually received by the Company.

         (C) I have made no independent verification of the facts asserted to be true and accurate by authorized representatives of the Company and have assumed that no person or entity has engaged in fraud or misrepresentation regarding the inducement relating to, or the execution or delivery of, the documents reviewed.

         (D) In rendering this opinion I have assumed that all signatures are genuine, that all documents submitted to me as copies conform substantially to the originals, that all documents have been duly executed on or as of the date represented on the documents, that execution and delivery of the documents was duly authorized on the part of the parties, that all documents are legal, valid and binding on the parties and that all corporate records are complete.

                                    Page -7-

         (E) I have assumed that the Company is satisfying the substantive requirements of Form S-8 and I expressly disclaim any opinion regarding the Company's compliance with such requirements, whether they are of federal or state origin, or any opinion as to the subsequent tradeability of any Shares issued pursuant to the Benefit Plan.

         (F) I am admitted to practice law in the States of Utah and Texas. I am not admitted to practice law in the States of Nevada or California or in any other jurisdiction where the Company may own property or transact business. This opinion is with respect to federal law only and I have not consulted legal counsel from any other jurisdiction for the purpose of the opinion contained herein. I expressly except from this opinion any opinion as to whether or to what extent a Nevada or California court or any other court would apply Nevada or California law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of this opinion.

         (G) This opinion is strictly limited to the parameters contained and referenced herein and is valid only as to the signature date with respect to the same. I assume no responsibility to advise you of any subsequent changes or developments which might affect any aspect to this opinion.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion may not be used, relied upon, circulated, quoted or otherwise referenced in whole or in part for any purpose without my written consent.

Sincerely,

/s/ Michael Golightly
----------------------------
Michael Golightly


                                    Page -8-

                                 LETTER HEAD OF

                            HJ & ASSOCIATES, L.L.C..
                  CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
                        50 South Main Street, Suite 1450
                           Salt Lake City, Utah 84144


        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
        --------------------------------------------------------

To the Board of Directors and Shareholders of Axia Group, Inc.
El Cajon, California


We hereby consent to the incorporation by reference in this Post Effective Amendment Number One to the Registration Statement of Axia Group, Inc. on to Form S-8, of our report dated April 6, 2004, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-KSB of Axia Group, Inc. for the year ended December 31, 2003 and to all references to our firm included in this Registration Statement.



--------------------
HJ & Associates, LLC
Salt Lake City, Utah
August 18, 2004

                                    Page -9-